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                     April 13, 2023

       L. Allison Dukes
       Senior Managing Director and Chief Financial Officer
       Invesco Ltd.
       1555 Peachtree Street, N.E., Suite 1800
       Atlanta, GA 30309

                                                        Re: Invesco Ltd.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed February 23,
2023
                                                            File No. 001-13908

       Dear L. Allison Dukes:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance